News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
Third Quarter 2017 Results

McKinney, TX, October 24, 2017—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2017, net income was $1.29 per diluted common share, compared with $1.25 per diluted common share for the year-ago quarter. Net operating income from continuing operations for the quarter was $1.23 per diluted common share, compared with $1.15 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

•	Net income as a ROE was 11.7%. Net operating income as a ROE excluding net unrealized gains on fixed maturities was 14.4%.

•	Life premiums increased over the year-ago quarter by 9% at American Income and health premiums increased by 7% at Family Heritage.

•	Net life sales increased over the year-ago quarter by 19% at Liberty National and 10% at American Income.

•	Average agent count increased over the year-ago quarter by 19% at Liberty National.

•	1.0 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY
Quarter End
(Dollar amounts in millions, except per share data)
(unaudited)
Net operating income, a non-GAAP(1) financial measure, has been used consistently by Torchmark’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

	Per Share Quarter Ended			Quarter Ended
	September 30,			September 30,
	2017	2016	% Chg.	2017	2016	% Chg.
Insurance underwriting income(2)	$1.34	$1.23	9	$159.1	$149.8	6
Excess investment income(2)	0.51	0.47	9	60.9	56.7	7
Parent company expense	(0.02)	(0.02)		(2.3)	(2.0)
Income tax	(0.60)	(0.55)	9	(71.3)	(67.3)	6
Stock option benefit (expense), net of tax	—	0.02		(0.3)	2.5
Net operating income from continuing operations	$1.23	$1.15	7	$146.1	$139.8	4
Net operating income from discontinued operations	—	0.03		—	4.2
Net operating income	$1.23	$1.18		$146.1	$144.0

Reconciliation to net income (GAAP):
Reconciling items, net of tax:
Realized gains (losses) on investments	0.07	0.02		8.2	2.3
Part D adjustments—discontinued operations(3)	—	0.05		—	5.8
Non-operating fees	—	—		—	(0.2)
Guaranty fund assessment	(0.01)	—		(0.9)	—
Net income(4)	$1.29	$1.25		$153.3	$151.9

Weighted average diluted shares outstanding (000)	118,443	121,911

(1) GAAP is defined as generally accepted accounting principles.
(2) Definitions included within this document.
(3) Under GAAP, benefit costs can exceed premiums in the first part of the year, but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark deferred excess benefits incurred in the first three quarters in 2016 to the fourth quarter in 2016 in order to more closely match the benefit cost with the associated revenue. These reconciling items also include post-sale adjustments.
(4) A GAAP-basis consolidated statement of operations is included in the appendix of this report.
Note: Tables in this news release may not sum due to rounding.

FINANCIAL SUMMARY, CON'T
Management vs. GAAP measures
(Dollar amounts in millions, except per share data)
(unaudited)
Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates on the available-for-sale portfolio. Management views the business in this manner because the Company has the ability and generally, the intent, to hold investments to maturity and meaningful trends can more easily be identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	September 30,
	2017	2016
Net income as a ROE(1)	11.7%	12.0%
Net operating income as a ROE(1) (excluding net unrealized gains on fixed maturities)	14.4%	14.7%

Shareholders' equity	$5,168	$5,086
Impact of adjustment to exclude net unrealized gains on fixed maturities	(1,123)	(1,222)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$4,045	$3,864

Book value per share	$43.78	$41.94
Impact of adjustment to exclude net unrealized gains on fixed maturities	(9.51)	(10.08)
Book value per share, excluding net unrealized gains on fixed maturities	$34.27	$31.86
(1) Calculated using average shareholders' equity for the measurement period.
Note: Net unrealized gains on fixed maturities referred to above are net of tax.

CONTINUING INSURANCE OPERATIONS – comparing the third quarter 2017 with third quarter 2016:

Life insurance accounted for 72% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 26% of Torchmark’s insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance increased 3%, while net health sales increased 1%.

INSURANCE PREMIUM REVENUE
(Dollar amounts in millions, except per share data)
(unaudited)

	Quarter Ended		% Chg.
	September 30, 2017	September 30, 2016
Life insurance	$576.2	$546.4	5
Health insurance	243.0	237.0	3
Total	$819.2	$783.4	5

INSURANCE UNDERWRITING INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Insurance underwriting margin is management’s measure of profitability of its life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Financial Summary section above.

	Quarter Ended	% of Premium	Quarter Ended	% of Premium	% Chg.
	September 30, 2017		September 30, 2016
Insurance underwriting margins:
Life	$152.7	27	$143.1	26	7
Health	55.7	23	53.1	22	5
Annuity	2.6		2.6
	211.1		198.8		6
Other income	0.4		0.2
Administrative expenses	(52.4)		(49.2)		6
Insurance underwriting income	$159.1		$149.8		6
Per share	$1.34		$1.23		9

Insurance Results from Continuing Operations by Distribution Channel

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at "Financial Reports."

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($95 million), on premium revenue of $276 million. Life premiums of $253 million were up 9% and life insurance underwriting margin of $83 million was up 13% from the year-ago quarter. As a percentage of life premium, life underwriting margin was 33%, up from 32% in the year-ago quarter. The average producing agent count during the quarter was 7,165, up 2% from a year ago, and up 2% from the previous quarter. The producing agent count at the end of the third quarter was 6,981. Net life sales were $57 million, up 10%.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin ($34 million), on premium revenue of $218 million. Life premiums of $200 million were up 4% and the life underwriting margin was $31 million, up 7% from the year-ago quarter. As a percentage of life premium, life underwriting margin was 16%, up from 15%. Net life sales were $31 million, down 11% from the year-ago quarter. Net health sales remained approximately the same at $1.2 million.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($30 million), on premium revenue of $117 million. Life premiums of $69 million were up 2% from the year-ago quarter, while life underwriting margin was $19 million, down 6%. As a percentage of life premium, life underwriting margin was 27%, down from 29%. Net life sales were $12 million, up 19%.

LNL Agency was Torchmark's third leading contributor to health underwriting margin ($12 million), on health premiums of $49 million. Health underwriting margin as a percentage of health premium was 24%, up from 23%. Net health sales were $5 million, up 9% from the year-ago quarter.

LNL Agency’s average producing agent count during the quarter was 2,132, up 19% over a year ago, and up 6% from the previous quarter. The producing agent count at the end of the third quarter was 2,123.

Family Heritage Agency was Torchmark’s second leading contributor to health underwriting margin ($15 million) on health premiums of $64 million, which were 7% higher than the year-ago quarter. Health underwriting margin as a percentage of health premium was 23%, up from 22%. The average producing agent count during the quarter was 1,024, up 4% from a year-ago, and down 1% from the previous quarter. The producing agent count at the end of the third quarter was 1,030. Net health sales were $14 million, up 2% from the year-ago quarter.

UA Independent Agency was Torchmark's leading contributor to health underwriting margin ($15 million), on health premiums of $89 million. Health underwriting margin as a percentage of premium was 17%, approximately the same as the year-ago quarter. Net health sales were $9 million, down 8%.

Administrative Expenses were $52 million, up 6% from the year-ago quarter. The ratio of administrative expenses to premium for continuing operations was approximately 6.4% and in line with expectations, compared to 6.3% for the year-ago quarter.

Note: Net sales (health and life), a statistical performance measure, is calculated as the annualized premium issued, net of cancellations in the first 30 days after issue, except in the case of Globe Life Direct Response where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired.

INVESTMENTS

EXCESS INVESTMENT INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment as it takes into consideration our stock repurchase program.

	Quarter Ended
	September 30,
	2017	2016	% Chg.
Net investment income	$213.9	$202.7	6
Required interest:
Interest on net policy liabilities(1)	(132.0)	(125.6)	5
Interest on debt	(21.0)	(20.4)	3
Total required interest	(153.0)	(146.0)	5
Excess investment income	$60.9	$56.7	7
Per share	$0.51	$0.47	9
(1) Interest on net policy liabilities is a component of total policyholder benefits (a GAAP measure).

The 6% increase in net investment income was approximately the same as the increase in average invested assets. The 5% increase in required interest on net policy liabilities was approximately the same as the increase in average net policy liabilities. The weighted average discount rate for the net policy liabilities was 5.6%, same as the year-ago quarter.

Investment Portfolio

The composition of the investment portfolio at September 30, 2017 is as follows:

	Invested Assets (Dollar amounts in millions) (unaudited)
	$	% of Total
Fixed maturities (at amortized cost)	$14,915	96%
Policy loans	523	3
Other long-term investments	69	—
Short-term investments	65	—
Total	$15,573	100%

Fixed maturities at amortized cost by asset class as of September 30, 2017 are as follows:

	Fixed Maturities (Dollar amounts in millions) (unaudited)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$12,238	$538	$12,775
Redeemable preferred stock:
U.S.	271	64	334
Foreign	31	—	31
Municipal	1,160	—	1,161
Government-sponsored enterprises	312	—	312
Government and agencies	96	—	96
Collateralized debt obligations	—	59	59
Residential mortgage-backed securities	2	—	2
Other asset-backed securities	145	—	145
Total	$14,254	$661	$14,915

The market value of Torchmark’s fixed maturity portfolio was $16.7 billion, approximately $1.7 billion higher than amortized cost of $14.9 billion. The $1.7 billion of net unrealized gains is approximately the same as the previous quarter. Net unrealized gains were comprised of gross unrealized gains of $1.8 billion and gross unrealized losses of $93 million.

Torchmark is not a party to any derivatives contracts, including credit default swaps, and does not participate in securities lending.

At amortized cost, 96% of fixed maturities (96% at market value) were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.64% during the third quarter of 2017, compared to 5.77% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $376 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	September 30,
	2017	2016
Average annual effective yield	4.4%	4.4%
Average rating	BBB+	BBB
Average life (in years) to:
Next call	25.0	23.4
Maturity	26.0	25.3

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.0 million shares of Torchmark Corporation common stock at a total cost of $80 million for an average share price of $77.34.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Capital at the insurance companies is sufficient to support current operations.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2017 and 2018:

Torchmark projects that net operating income from continuing operations per share will be in a range of $4.77 to $4.83 for the year ending December 31, 2017, and from $5.00 to $5.25 for the year ending December 31, 2018.

NON-GAAP MEASURES:

In this news release, Torchmark includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Torchmark's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information including various GAAP and non-GAAP measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2016, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2017 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, October 25, 2017. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com

APPENDIX

TORCHMARK CORPORATION
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Life premium	$576	$546	$1,726	$1,639
Health premium	243	237	731	710
Other premium	—	—	—	—
Total premium	819	783	2,456	2,349
Net investment income	214	203	635	601
Realized investment gains (losses)	13	3	6	8
Other income	—	—	1	1
Total revenue	1,046	990	3,099	2,959

Benefits and expenses:
Life policyholder benefits	386	370	1,168	1,102
Health policyholder benefits	156	153	470	459
Other policyholder benefits	9	9	27	27
Total policyholder benefits	551	532	1,665	1,589
Amortization of deferred acquisition costs	122	117	370	353
Commissions, premium taxes, and non-deferred acquisition costs	68	61	198	186
Other operating expense	63	58	188	173
Interest expense	21	20	63	63
Total benefits and expenses	825	788	2,484	2,363

Income before income taxes	221	201	614	596
Income taxes	(67)	(60)	(183)	(181)
Income from continuing operations	153	142	431	415

Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	10	(4)	—
Net income	$153	$152	$427	$414

Basic net income (loss) per common share:
Continuing operations	$1.32	$1.19	$3.69	$3.44
Discontinued operations	—	0.08	(0.03)	—
Total basic net income per common share	$1.32	$1.27	$3.66	$3.44

Diluted net income (loss) per common share:
Continuing operations	$1.29	$1.16	$3.61	$3.38
Discontinued operations	—	0.09	(0.03)	—
Total diluted net income per common share	$1.29	$1.25	$3.58	$3.38

Dividends declared per common share	$0.15	$0.14	$0.45	$0.42